Exhibit 99.1

VeriSign Receives Anticipated Letter from the Nasdaq

MOUNTAIN VIEW, CA – August 17, 2006 – VeriSign, Inc. (Nasdaq: VRSN), the leading provider of intelligent infrastructure services for the Internet and telecommunications networks, announced today that it received a Nasdaq Staff Determination letter from The Nasdaq Stock Market on August 14, 2006 stating that VeriSign is not in compliance with the filing requirements under Nasdaq Marketplace Rule 4310(c)(14) due to the delay in filing of its Form 10-Q for the fiscal quarter ended June 30, 2006. VeriSign will request a hearing before a Nasdaq Listing Qualifications Panel (“Panel”) to review the Nasdaq Staff Determination. Pending a decision by the Panel, VeriSign shares will remain listed on the Nasdaq Stock Market.

As previously disclosed, VeriSign’s Board of Directors has commenced an independent review and analysis of VeriSign’s historical stock option grants. VeriSign intends to file its Form 10-Q as soon as practicable after completion of its internal review.

About VeriSign

VeriSign, Inc. (Nasdaq: VRSN), operates intelligent infrastructure services that enable and protect billions of interactions every day across the world’s voice and data networks. Additional news and information about the company is available at www.verisign.com.

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Contacts

Media Relations: Brian O’Shaughnessy, boshaughnessy@verisign.com, 650-426-5270 Investor Relations: Tom McCallum, tmccallum@verisign.com, 650-426-3744

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Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause VeriSign’s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty that the panel will grant a favorable decision, and if an unfavorable decision is rendered, VeriSign’s common stock will no longer continue to remain listed on the Nasdaq Global Market, and the fact that the internal investigation is ongoing, and VeriSign cannot predict with certainty when it may be able to file any future SEC reports. VeriSign undertakes no obligation to update any of the forward-looking statements after the date of this press release.